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                                                                   Exhibit 10.10



February 11, 2000

David L. Martin
20 Highcrest Lane
So. San Francisco, CA.  94080

Dear Dave:

     On behalf of RITA Medical Systems, Inc. (the "Company"), I am pleased to offer you the position of Vice President, Global Sales. Speaking for myself, as well as the other members of the Company's management team, we are all very impressed with your credentials and we look forward to your future success in this position.

     The terms of your new position with the Company are as set forth below:
     1. Position.

     a. You will become the Vice President, Global Sales, working out of the Company's office in Mountain View, California. You will report to the President and CEO.

     b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

     2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on or before March 15, 2000.
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     3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

     4. Compensation.

     a. Base Salary. You will be paid a monthly salary of $13,750.00 which is equivalent to $165,000 on an annualized basis. Your salary will be payable in two equal payments on the 15th and the last day of the month.

     b. Sales Bonus. You will receive a sales bonus based on achieving the Company's sales targets. These targets and your bonus will be mutually agreed upon on an annual basis. For the calendar year 2000, you will receive a commission of 0.5% of sales up to $9.5 million in revenue and 2.0% of sales above $9.5 million in revenue. Commissions will be paid monthly in the first paycheck following the end of the month in which the commission is earned. In addition, you will be paid an annual bonus of $25,000 upon achieving the Company's stretch sales goals.

     c. One-Time Bonus. You will receive a one-time cash bonus of $50,000, payable in two equal installments at the completion of 3 months and 12 months of employment.

     5. Stock Options.

     a. Initial Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 300,000 shares of the Company's Common Stock ("Shares") with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of 1/8 of the total after the first six months of employment and then 1/48 of the total per month, such that the options will become fully vested at the end of four years. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 1994 Incentive Stock Option Plan and the Stock Option Agreement between you and the Company. This option is subject to the approval of the Company's Board of Directors.

     b. Subsequent Option Grants. Subject to the discretion of the Company's Board of Directors, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant. In addition, you will participate in any annual employee stock bonus plan for which you are eligible.

     6. Benefits.

     a. Insurance Benefits. The Company will provide you with medical, dental and long-term disability insurance benefits.
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     b. Vacation. You will be entitled to 3 weeks paid vacation per year, pro-rated for the remainder of this calendar year. Vacation accrues as follows: five (5) hours accrue per pay period from your date of hire. During the first six months, no vacation may be taken unless a special exception has been granted.

     c. 401K Retirement Plan. You will be eligible to participate in the Company's employee-contribution 401K Retirement Plan beginning on the first January 1 or July 1 following one month of employment.

     7. Salary Continuation. Following the six-month anniversary of your employment with the Company, if you are involuntarily terminated other than for cause, you will be paid continuation of your base salary for a period of up to twelve months or until you secure other employment, whichever is earlier. Salary continuation will be paid on regular Company paydays.

     8. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

     9. Confidentiality of Terms. You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding compensation, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

     10. At-Will Employment. Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

     We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you. This offer will expire unless signed by you by February 14, 2000.
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                            (SIGNATURE PAGE FOLLOWS)
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                                                      Very truly yours,

                                                      RITA MEDICAL SYSTEMS, INC.

                                                      By: /s/ Barry Cheskin
                                                          ---------------------

                                                      Title: President & CEO


ACCEPTED AND AGREED:

DAVID L. MARTIN

/s/ David Martin
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Signature

February 11, 2000
Date

Enclosure: Confidential Information and Invention Assignment Agreement